UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 2, 2007

AutoNation, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13107	73-1105145
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

110 SE 6th Street, Ft. Lauderdale, Florida		33301
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(954) 769-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2007, the Board of Directors (the "Board") of AutoNation, Inc. (the "Company") appointed Kim C. Goodman, Vice President of Software and Peripherals of Dell Inc., to serve as a director of the Company effective immediately. The appointment increases the size of the Company’s Board to ten (10) members. The Board determined that Ms. Goodman qualifies as independent under the director independence standard set forth in the AutoNation, Inc. Corporate Governance Guidelines and under applicable NYSE corporate governance standards. Ms. Goodman was not appointed to any committees of the Board.

Ms. Goodman will participate in the Company’s outside director compensation program pursuant to which she will receive an annual fee for her service on the Board of $25,000, plus $1,000 for each Board meeting attended in excess of four annually (and, to the extent she is appointed to a Board committee in the future, $1,000 for each committee meeting attended). These Board fees are paid in cash, and the annual fee is prorated based on the number of months served during the year. Ms. Goodman also will receive an annual vehicle allowance of $22,500 to purchase or lease a vehicle in accordance with the Company’s Director Vehicle Allowance Program (prorated based on number of months served during the first year), and expense reimbursement in connection with Board and committee meeting attendance. Additionally, Ms. Goodman will be eligible to receive an initial grant of options to purchase 50,000 shares of common stock of the Company ("Company Stock") and an annual grant to purchase 20,000 shares of Company Stock (the "Annual Grant") on the date of the 2007 Annual Meeting (as defined below), in accordance with the Company’s new 2007 Director Stock Option Plan (the "Option Plan"), which is subject to approval by the Company’s stockholders at the Company’s 2007 Annual Meeting of Stockholders (the "2007 Annual Meeting"). Commencing in 2008, the Annual Grant to outside directors will be made automatically under the Option Plan on the first business day of each year. All options granted under the Option Plan vest immediately upon the date of grant.

On February 2, 2007, Irene B. Rosenfeld, who has served as a director of the Company since 1999, informed the Company that she will not stand for re-election to the Board at the 2007 Annual Meeting. Ms. Rosenfeld will continue to serve as a member of the Board and the Board's Compensation Committee and as Chair of the Board’s Executive Compensation Subcommittee until the 2007 Annual Meeting.

On February 5, 2007, the Board adopted a new AutoNation, Inc. Senior Executive Incentive Bonus Plan (the "2007 Bonus Plan"). The 2007 Bonus Plan, which is administered by the Executive Compensation Subcommittee (the "Subcommittee") of the Compensation Committee of the Board of the Company, is subject to approval by the Company’s stockholders at the 2007 Annual Meeting. The 2007 Bonus Plan, which is substantially identical to and is intended to replace the AutoNation, Inc. Senior Executive Incentive Bonus Plan approved by the Board and the Company’s stockholders in 2002, is designed to create a direct link between pay and performance for the Company’s senior executives and to ensure that annual cash performance bonuses payable to executive officers of the Company are tax deductible by the Company pursuant to Section 162(m) of the Internal Revenue Code.

Under the 2007 Bonus Plan, the Subcommittee, in its sole discretion, shall determine which of the Company’s executive officers or other key employees shall participate in the plan in any particular year. In addition, the Subcommittee is responsible for identifying annual "performance factors" and establishing specific performance targets with respect thereto that must be met in order for annual bonuses to be paid under the 2007 Bonus Plan. The Subcommittee retains absolute "negative discretion" to eliminate or reduce the amount of any award under the 2007 Bonus Plan and to make all determinations under the 2007 Bonus Plan.

On February 5, 2007, the Subcommittee selected participants in the 2007 Bonus Plan for 2007, established specific annual performance goals and set target awards for participants in the 2007 Bonus Plan for 2007 (subject to stockholder approval of the 2007 Bonus Plan). The Subcommittee selected the following senior executive officers to participate in the 2007 Bonus Plan for 2007: the Company’s Chairman and Chief Executive Officer; President and Chief Operating Officer; Executive Vice President and Chief Financial Officer; and Executive Vice President, General Counsel & Secretary. The performance goals under the 2007 Bonus Plan for 2007 that were established by the Subcommittee are based upon the achievement of specified levels of operating income per share (minus a charge for capital deployed for acquisitions or share repurchases) and operating income as a percentage of gross profit for the Company during 2007. The Subcommittee also established an objective standard for calculating the amount of the target award for each 2007 Bonus Plan participant. The performance goals established under the 2007 Bonus Plan for 2007 also constitute the performance goals that have been established for the 2007 bonus plan for bonus-eligible corporate employees of the Company to ensure that the corporate management team is fully aligned to achieve improved operating performance for our existing business and to deploy capital effectively and profitably.

A copy of a press release issued by the Company announcing Ms. Goodman’s appointment and Ms. Rosenfeld’s decision to not stand for re-election to the Board at the 2007 Annual Meeting is attached as an exhibit hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release dated February 5, 2007 issued by AutoNation, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AutoNation, Inc.

February 8, 2007	By:	/s/ Jonathan P. Ferrando

Name: Jonathan P. Ferrando
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated February 5, 2007 issued by AutoNation, Inc.